                                                                      EXHIBIT 11
                COMPUTATION OF EARNINGS PER SHARE IN ACCORDANCE
                     WITH INTERPRETIVE RELEASE NO. 34-9083
                                   UNAUDITED


                                                               Second Quarter Ended        Six Months Ended
                                                                Apr 1,       Apr 2,       Apr 1,      Apr 2,
(Shares in Thousands)                                            1994         1993         1994        1993
Actual weighted average shares outstanding
  for the period (1)                                            34,486       35,662       34,522      35,866

Dilutive employee stock options (1)                              1,211          846        1,220         864

Weighted average shares outstanding for
  the period (1)                                                35,697       36,508       35,742      36,730


(Dollars in thousands, except per share amounts)

Earnings applicable to fully diluted earnings per share       $ 18,338     $  9,293     $ 30,002    $ 15,856

Earnings per share based on SEC interpretive release
  No. 34-9083:

Earnings per share - Fully Diluted  (1) (2)                   $   0.51    $    0.25     $   0.84    $   0.43
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(1) Prior periods restated for two-for-one stock split effected in the form of a stock dividend in March 1994.
(2) There is no significant difference between fully diluted earnings per share and primary earnings per share.



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